NEWS RELEASE	FOR IMMEDATE RELEASE

Contact:

Thomas C. Hoster	David J. Lebedeff
Chief Financial Officer	Investor Relations Director
@Road	@Road
510-870-1099	510-870-1317
thoster@road-inc.com	dlebedeff@road-inc.com

@Road® Announces Quarterly Service Revenues Up 13 Percent Sequentially
Cash Increased For Second Consecutive Quarter

Fremont, CA – February 6, 2003 – @Road (Nasdaq: ARDI), a leading provider of location-enhanced wireless Internet solutions for mobile resource management (MRM), today announced record results for the fourth quarter and year ended December 31, 2002.

Service revenues for the fourth quarter of 2002 were $9.8 million, up from $6.4 million reported for the same period in 2001 and up 13 percent from $8.7 million for the third quarter 2002. Total revenues for the fourth quarter of 2002 were $12.9 million, up from $8.6 million reported for the same period in 2001 and up 14 percent from $11.3 million for the third quarter 2002.

“We are very pleased by the 13 percent growth in our service revenues in the fourth quarter compared to the third quarter of 2002 in light of the challenging business climate in the United States,” said Krish Panu, president and CEO of @Road. “Since our solution provides our customers with such a compelling return on investment, we were able to once again increase our subscriber base and improve our operating metrics across the board,” stated Mr. Panu. “Our margins improved and we moved one step closer to achieving our goal of reaching profitability.”

“Cash increased $500 thousand in the fourth quarter, up from the $200 thousand increase we had in the third quarter,” added Mr. Panu. “These results give us continued confidence that our business model is scaling very well.”

Net loss for the fourth quarter of 2002 was $2.0 million, or a loss of $0.04 per share, compared with a net loss of $7.1 million, or a loss of $0.16 per share, for the same period in 2001. Excluding stock compensation and amortization, the net loss for the fourth quarter of 2002 was $1.3 million, or a loss of $0.03 per share, compared with a net loss of $6.2 million, or a loss of $0.14 per share, for the same period in 2001.

For the year ended December 31, 2002, total revenues increased to $44.4 million from $27.5 million in 2001. Service revenues grew to $33.7 million for the year ended December 31, 2002 from $20.2 million in 2001.

Net loss for 2002 was $14.2 million, or a loss of $0.31 per share, compared with a net loss of $38.6 million, or a loss of $0.88 per share, for 2001. Excluding stock compensation, amortization, and restructuring and investment impairment charges, the net loss for 2002 was $10.5 million, or a loss of $0.23 per share, compared with a net loss of $33.7 million, or a loss of $0.77 per share, for 2001.

The company’s balance sheet at December 31, 2002 included $37.9 million of cash, cash equivalents and short-term investments. Total assets as of December 31, 2002 were $70.6 million. “Our balance sheet remains strong and our capital base allows us to continue building our company. We continue to manage the company’s cash, growth and path to profitability,” stated Mr. Panu.

2002 Highlights

•	Financial – Increased subscriber base by 36 percent over the prior year; increased annual service revenue by 67 percent over prior year; increased cash by $500 thousand in the fourth quarter of 2002 compared to a $5.4 million cash burn in the fourth quarter of 2001.

•	Strategic Customers – Selected by:

Qwest to provide MRM services to help Qwest manage its field operations. Qwest employs over 5,000 mobile workers across a number of lines of business.

Waste Management as its preferred supplier partner for the deployment of an enterprise-wide mobile resource management solution. Under the deployment plan, Waste Management districts across the country are authorized to purchase @Road MRM services.

Verizon to provide mobile resource management services to help manage Verizon field operations. Verizon employs over 20,000 mobile workers.

•	Acquisitions – Acquired:

Substantially all the assets of New Jersey-based ConnectBusinessSM, a provider of wireless timekeeping and project management solutions. The acquisition expands the scope of potential @Road services and meets an emerging requirement among subscribers – particularly those in construction and other field-service industries – to connect, communicate and coordinate with mobile workers wherever they are.

The assets of Blue Wireless, Inc. The acquired technology provides voice portal and adaptive personalization technologies that enhance wireless data and voice-activated services. The acquisition is expected to facilitate the cost-effective development of new speech-to-text services.

•	New services – Launched:

A series of enhancements to the flagship MRM service. Collectively, the new features increase the functionality of the @Road MRM offering, while enabling greater end-user system control. The result is a more personalized MRM experience, designed to meet each customer’s specific needs.

DirectData, a store-and-forward transaction and message queuing service that enables Fortune 1000 customers to merge @Road information with their own data.

The RoadFORCESM Service Suite, a set of hosted applications targeted at sales professionals and corporate mobile workforces.

RoadREPORTSM service, a new Internet-based solution designed to provide detailed historical workforce activity information to businesses at affordable prices.

@Road services using the Southern LINC wireless network. By using a specially designed iLM®2711 Internet Location Manager, @Road is able to offer its services and options to new subscribers within Southern LINC’s 127,000 square-mile packet data network.

The iLM®2710 Internet Location Manager, offering an untethered @Road solution to Nextel subscribers.

•	Infrastructure –

Expanded service capacity to accommodate additional customer demand, through central processing unit and memory additions to the @Road data center.

Implemented core data-capture software with enhanced protocol and data compression, resulting in reduced cost of service through lower airtime costs; implemented data warehousing capabilities, providing customers additional insight into their mobile resources; implemented upgrades in data replication software in support of multi-center operations, data warehousing and data streaming.

Implemented device profiling, providing easier customer configurations of mobile devices; implemented enhanced throughput of geocoding for improved processing and reduced cost of service; implemented batch uploading of customer administrative data, facilitating large-customer implementations of the @Road service. These infrastructure improvements reduce costs of service and operations as well as make customer implementation of @Road solutions easier.

•	Accolades –

Named by the Silicon Valley/San Jose Business Journal as one of Silicon Valley’s 50 fastest-growing public companies for the second consecutive year; ranked sixth by the San Francisco Business Times among the Bay Area’s 150 fastest-growing public companies by percentage of revenue growth from 1999 to 2001.

@Road was added as a member of the Russell 2000® and Russell 3000® Indexes.

@Road President and CEO, Krish Panu, was appointed to the nineteen-member Silicon Valley Blue Ribbon Task Force on Aviation Security and Technology by U.S. Congressman Mike Honda (D-San Jose) and San Jose Mayor Ron Gonzales.

“We are leaders in creating and defining a new category: Mobile Resource Management,” continued Mr. Panu. “We believe that these capabilities are changing the way that mobile services organizations enhance their customer service and improve their bottom line.”

Conference Call and Webcast Details

@Road will host a teleconference Thursday, February 6th, commencing at 2:00 p.m. PST, to discuss fourth-quarter and full year financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Tom Hoster. All interested parties may listen by dialing 800-500-0177 or 719-457-2679, or by tuning into the Webcast at www.atroad.com.

About @Road

@Road (Nasdaq:ARDI — News) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating location technologies, wireless communications, transaction processing, software applications and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers its services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers its MRM services using a pay-as-you-go subscription model, customers experience an immediate and measurable return on investment.

@Road delivers its MRM services to over 90,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.atroad.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, @Road historical and future losses and operating results, limited operating history, scalability of the @Road business model, ability of @Road to successfully develop, market and sell its products and services, ability of @Road to sell and deploy its products and services to large customers, ability of @Road to execute its plan and adapt to a rapidly changing economic environment, ability of @Road to realize operational and financial benefits from information technology infrastructure investments, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 28, 2002 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road and iLM are registered trademarks of At Road, Inc. The @Road logo, RoadForce, RoadReport, Blue Wireless and ConnectBusiness are trademarks and/or service marks of At Road, Inc. All other trademarks and service marks are the property of their respective owners.

At Road, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31, 2002	December 31, 2001 (*)

ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$37,900	$42,380
Accounts receivable	7,407	4,781
Inventories	5,399	8,396
Deferred product costs and other current assets	9,937	9,081

Total current assets	60,643	64,638

Property and equipment, net	2,500	4,900
Deferred product costs and other assets	7,407	8,936

Total assets	$70,550	$78,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,717	$7,214

Deferred revenue	7,155	6,124

Total current liabilities	14,872	13,338

Deferred revenue	5,321	4,426
Other long term liabilities	190	299

Total liabilities	20,383	18,063

Stockholders’ equity:
Common stock	170,610	169,148
Deferred stock compensation	(491)	(2,342)
Notes receivable from stockholders	(2,068)	(2,748)
Accumulated deficit	(117,884)	(103,647)

Total stockholders’ equity	50,167	60,411

Total liabilities and stockholders’ equity	$70,550	$78,474

(*) Derived from the audited December 31, 2001 financial statements

At Road, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended			Twelve months ended

	December 31,	September 30,	December 31,	December 31,	December 31,
	2002	2002	2001	2002	2001

Revenues:
Service	$9,813	$8,657	$6,371	$33,678	$20,188
Product	3,133	2,659	2,242	10,742	7,262

Total revenues	12,946	11,316	8,613	44,420	27,450

Costs and expenses:
Cost of service revenue	3,570	3,440	3,187	13,544	12,690
Cost of product revenue	4,932	4,264	4,062	16,946	13,523
Research and development	1,340	1,476	1,592	5,878	7,608
Sales, general and administrative	4,737	4,308	6,200	19,362	30,000
Restructuring charges	—	—	—	—	218
Intangibles amortization	424	418	414	1,670	1,656
Stock compensation	248	380	578	1,065	3,041

Total costs and expenses	15,251	14,286	16,033	58,465	68,736

Loss from operations	(2,305)	(2,970)	(7,420)	(14,045)	(41,286)
Investment impairment charge	—	—	—	(1,035)	—
Other income/(expense), net	287	208	276	843	2,639

Net loss	$(2,018)	$(2,762)	$(7,144)	$(14,237)	$(38,647)

Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.16)	$(0.31)	$(0.88)

Shares used in calculating basic and diluted net loss per share	46,990	46,355	44,668	46,134	43,892

Supplemental information:

Net loss, as reported above	$(2,018)	$(2,762)	$(7,144)	$(14,237)	$(38,647)
Stock compensation	248	380	578	1,065	3,041
Restructuring charge	—	—	—	—	218
Investment impairment charge	—	—	—	1,035	—
Intangibles amortization	424	418	414	1,670	1,656

Net loss before stock compensation, amortization, restructuring and investment impairment charges	$(1,346)	$(1,964)	$(6,152)	$(10,467)	$(33,732)

Pro forma basic and diluted net loss per share before stock compensation, amortization, restructuring and investment impairment charges	$(0.03)	$(0.04)	$(0.14)	$(0.23)	$(0.77)

Net loss before stock compensation, amortization, restructuring and investment impairment charges	$(1,346)	$(1,964)	$(6,152)	$(10,467)	$(33,732)
Depreciation and amortization	753	755	760	3,040	2,971

EBITDA (**)	$(593)	$(1,209)	$(5,392)	$(7,427)	$(30,761)

EBITDA (**) pro forma basic and diluted net loss per share	$(0.01)	$(0.03)	$(0.12)	$(0.16)	$(0.70)

(**)	Excludes amortization of intangibles, depreciation, stock compensation, restructuring and investment impairment charges